EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

LETTER TO STOCKHOLDERS DATED SEPTEMBER 2, 2009

Dear NTS Mortgage Income Fund Stockholders:

        We are writing to provide an update on the status of the Fund’s activities since our last report on May 15, 2009.

      NATIONAL CITY BANK LOANS

        On August 18, 2009, subsidiaries of the Fund entered into a loan agreement with National City Bank (“NCB”), now a part of PNC Bank, N.A., for the purpose of providing funds to develop a section of the Fund’s Fawn Lake Development. This loan is for $1,385,544.00 and matures on September 1, 2010. The Fund, and others, including NTS Guaranty Corporation, have guaranteed the payment of this loan.

        At the same time, the Fund entered into a Mortgage Loan Modification Agreement (the “Agreement”) with NCB for the purpose of modifying the existing loan on the Fawn Lake development. As of August 18, 2009 the outstanding principal balance of the existing loan was $5,774,469. Pursuant to the terms of the Agreement, NCB (i) waived the requirement of the $2.0 million principal repayment previously due September 1, 2009, (ii) extended the maturity date of the loan to September 1, 2010, (iii) increased the interest rate payable on the loan to the greater of (a) One Month Libor plus four percent (4%) or (b) six percent (6%), and (iv) added approximately $1.0 million of availability under the loan to fund overhead expenses of the Fawn Lake development. The full amount of the modified loan is $6,799,468.

        Many challenges remain in completing the Fund’s Plan of Liquidation, however, management and the Board of Directors believe obtaining these terms on the loans from NCB afford the Fund some flexibility in pursuing an orderly liquidation. Without the loan modification and additional loan from NCB the Fund would have been in default of its loan obligations to NCB and lacked the monies to fulfill existing development obligations at the Fawn Lake project. These loans also allow for potential additional development activity at Fawn Lake, as appropriate.

      FAWN LAKE DEVELOPMENT

        Lot sales continue to be tentative at Fawn Lake. Although inquiries concerning lots have increased somewhat, fully-closed lot sales continue to be weak. Fawn Lake was budgeted to sell 15 lots for approximately $3 million in revenues during 2009. So far this year, Fawn Lake has sold only 4 lots, so it appears the annual lot sales goal will not likely be achieved.

        Management and the Board of Directors continue to monitor the activity at Fawn Lake and are evaluating a number of potential alternatives to maximize the value of the development and returns to stockholders consistent with the Fund’s Plan of Liquidation.

        In addition, the current economic environment continues to make it difficult to obtain letters of credit or surety bonds, which may adversely affect the Fund’s ability to continue development of the remaining undeveloped land at Fawn Lake.

      OTHER FINANCIAL OBLIGATIONS

        In addition to the financial obligations owed to NCB, the Fund, as previously reported, has not been making payments for deferrals and advances by NTS Development Company and Residential Management Company. As also previously reported, the Fund has been borrowing funds from NTS Financial Partnership and other NTS affiliates for day-to-day expenses and obligations. As of August 10, 2009, these obligations, mostly secured by promissory notes, totaled $3,024,984. With the ability to draw some of the overhead expenses under the loan with NCB, the need to borrow further funds from NTS affiliates in 2009 may lessen, but the current obligations owed to NTS affiliates are due December 31, 2009. It is unlikely that the Fund will be able to pay those obligations upon maturity, and it continues to pursue alternate methods of financing potential future overhead expenses.

      CHANGE IN ACCOUNTING SERVICES

        The Fund has engaged the accounting firm of BKD, LLP to perform outside accounting services. BKD, LLP replaces the Fund’s prior outside auditor Ernst & Young, LLP. The change in accountants was the result of responses to requests from proposals issued by the Fund and interviews by management and the Audit Committee of the Board of Directors. The Audit Committee terminated the former auditor of the Fund on July 24, 2009. There were no disagreements between the Fund, or any of its affiliates, and the former auditor.

        Management is preparing the Fund’s June 30, 2009 mid-year financial statements. These financial statements are expected to be issued by the end of this month after which it is anticipated they will be delivered to stockholders.

        The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the SEC, as appropriate. The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC.

        Further information about the Fund, including previously filed quarterly and annual reports, can be obtained free of charge on our website at www.ntsdevelopment.com. If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours, NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward-looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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